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                                                                    Exhibit 4.13

                          CERTIFICATE OF INCORPORATION

                                       OF

                                   JOSDAV INC.

     FIRST: The name of the Corporation is JOSDAV INC.

     SECOND: The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name and address of its registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Laws of the State of Delaware.

     FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Three Thousand (3,000) shares of Common Stock of the par value of one dollar ($1.00) per share.

     FIFTH: The affirmative vote or consent of the holders of greater than Fifty-One Percent (51%) of the outstanding Common Stock of the Corporation shall be necessary to approve any action to be taken by the stockholders of the Corporation.

     SIXTH: The names and addresses of those persons who shall serve as Directors of the Corporation until the first annual meeting of the stockholders of the Corporation or until their successors are elected and qualified are as follows:

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NAMES:                                  MAILING ADDRESS

Ilan Kaufthal                           376 Eton Street
                                        Englewood, NJ 02631

Peter Steinlauf                         2120 South Beverly Drive
                                        Los Angeles, CA 90034

     SEVENTH: The name and mailing address of the Incorporator is as follows:

NAME:                                   MAILING ADDRESS

Susan B. Richardson                     2700 Hospital Trust Tower
                                        Providence, RI 02903

     EIGHTH: The Corporation is to have perpetual existence.

     NINTH: Elections of Directors need not be by written ballot unless the By-laws of the Corporation so provide.

     TENTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is authorized and empowered to adopt, alter, amend and repeal the By-laws of the Corporation in any manner not inconsistent with the laws of the State of Delaware.

     ELEVENTH: The Corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Laws of Delaware.

     TWELFTH: Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation.


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     THIRTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in Certificate of Incorporation, in the manner now or hereafter prescribed by statute.

     I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Laws of the ate of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 20th day of August, 1986.


                                        ----------------------------------------
                                        Susan B. Richardson


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